EXHIBIT 4.1

DESCRIPTION OF THE CAPITAL STOCK OF DECKERS OUTDOOR CORPORATION

The following is a summary of all material characteristics of the capital stock of Deckers Outdoor Corporation as set forth in our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), our Amended and Restated Bylaws, as amended (the “Bylaws”), and certain provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The summary does not purport to be complete and is qualified in its entirety by reference to our Charter and Bylaws, copies of which have been filed as exhibits to our public filings with the Securities and Exchange Commission, and applicable provisions of the DGCL. References to “we,” “our,” “us,” or the “Company” refer to Deckers Outdoor Corporation.
Certain provisions of our Charter and Bylaws and the DGCL summarized below may have an anti-takeover effect. These provisions may have the effect of delaying, deferring or preventing a merger or other takeover or change-of-control attempt that a stockholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares of our capital stock held by our stockholders.
Authorized Capital Stock
Pursuant to our Charter, we are authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The total number of shares that we are authorized to issue is One Hundred Thirty Million (130,000,000). The total number of shares of Common Stock, par value $0.01 per share (“Common Stock”), that we are authorized to issue is One Hundred Twenty-Five Million (125,000,000). The total number of shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), that we are authorized to issue is Five Million (5,000,000).
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders are not entitled to cumulate votes for the election of directors.
Dividend Rights. Subject to any preferential dividend rights granted to any holders of Preferred Stock that may at the time be outstanding, the holders of the Common Stock are entitled to share ratably in any dividends that may be declared by the board of directors of the Company (the “Board”) out of funds legally available therefor.
Rights upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment of any liquidation preference on any shares of the Preferred Stock that may at the time be outstanding, the remaining assets and funds of the Company shall be divided among and paid to the holders of outstanding shares of Common Stock.
Rights and Preferences. Holders of Common Stock do not have any preemptive, conversion, redemption, sinking fund or other similar rights. The rights, preferences and privileges of the holders of the Common Stock are subject to the rights, preferences and privileges of the holders of any classes or series of the Preferred Stock that we may issue in the future.
Stock Exchange Listing. The Common Stock is listed for trading on the New York Stock Exchange (“NYSE”) under the trading symbol “DECK.” The Common Stock has been listed on the NYSE since May 5, 2014, and was traded on the Nasdaq Global Select Market prior to that date.
Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.
Preferred Stock
Designation of Series of Preferred Stock. Pursuant to the Charter, without further action by our stockholders, the Board is authorized to (a) provide for the issuance of shares of the Preferred Stock in one or more series, (b) establish the number of shares to be included in each such series, (c) fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and

(d) increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).
Rights upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each series of Preferred Stock shall be entitled to receive, out of the remaining assets of the Company, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution creating such series and providing for the issuance of such shares.
Certain Provisions of the Charter and Bylaws
Election of Directors. Our Charter and Bylaws provide for the annual election of directors. Our Bylaws provide that the directors will consist of not less than one or more than ten members, with the exact number of Board members within this range to be established by the Board. The Board has adopted a majority voting standard for uncontested director elections. Each director will be elected by a vote of the “majority of the votes cast” by the shares present or represented by proxy and entitled to vote on the election of directors. An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. A “majority of the votes cast” means that the number of votes for a nominee for director must exceed 50% of the total votes cast.
Special Meetings of Stockholders. Special meetings of stockholders may only be called by (a) a majority of the members of the Board, (b) a committee of the Board that has been duly designated by the Board and whose power and authority includes the power to call such meetings, or (c) the holders of shares entitled to cast not less than 10% of the votes at such meeting.
No Written Consent of Stockholders. Election of directors and other actions by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.
Amendment of the Charter.  In addition to any vote required by the DGCL, and any voting rights granted to or held by holders of Common Stock or Preferred Stock, any amendment of any provision of the Charter must be approved by (a) a majority of the members of the Board, and (b) depending on the Article of the Charter to be amended, by either (i) the affirmative vote of the holders of a majority of the shares of voting stock then outstanding, or (ii) the affirmative vote of the holders of not less than 66 2/3% of the shares of voting stock then outstanding.
Amendment of the Bylaws.  In addition to any vote required by the DGCL, and any voting rights granted to or held by holders of Common Stock or Preferred Stock, any amendment of any provision of the Bylaws must be approved by either (a) a majority of the members of the Board, or (b) the affirmative vote of the holders of not less than 66 2/3% of the shares of voting stock then outstanding.
Advance Notice of Director Nominations and Other Stockholder Proposals.  In accordance with the Bylaws, to be properly brought before an annual meeting of stockholders, any nomination of a person to serve as a member of the Board, and any other proposal to conduct business at the annual meeting, that is being proposed by one of our stockholders, must (a) be delivered to our Corporate Secretary not more than 120 days and not less than 90 days in advance of the one-year anniversary of the date on which we held the preceding year’s annual meeting of stockholders; provided, however, that if the meeting is convened more than 25 days prior to or delayed by more than 25 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not later than the close of business on the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and (b) such business must otherwise be a proper matter for stockholder action.
Certain Anti-Takeover Effects of Delaware Law
We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a corporation incorporated under the DGCL from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date such stockholder became an “interested stockholder,” unless:
•the transaction is approved by the Board prior to the date the interested stockholder obtained such status;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced; or

•on or subsequent to the date the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.
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